Exhibit 5.1
July 31, 2009
Oriental Financial Group Inc.
Oriental Center
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926

Re:	Shelf Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Oriental Financial Group Inc. (the “Company”), a Puerto Rico corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an indeterminate amount of shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), and (ii) an indeterminate amount of shares of preferred stock of the Company, par value $1.00 per share (the “Preferred Stock”), with an aggregate offering price of up to $200,000,000 pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 19, 2008, as amended pursuant to a pre-effective amendment filed by the Company with the Commission on July 31, 2009 (the “Registration Statement”). In so acting, we have examined (i) the Registration Statement; (ii) the prospectus that forms part of the Registration Statement (the “Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”); (iii) the resolution of the Company’s Board of Directors, dated November 14, 2008, relating to the Registration Statement; and (iv) such corporate records, documents and instruments, and such certificates or comparable documents of public officials and of officers or representatives of the Company, and such questions of law, as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.
     In examining the aforementioned documents, we have assumed, without independent investigation or verification, the genuineness of all signatures on such documents; the authenticity of all documents submitted to us as originals; the completeness and conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the

Oriental Financial Group Inc.
July 31, 2009

Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock is in an amount that is not less than the par value of the Common Stock. With respect to our opinion as to the Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock are authorized, designated and available for issuance and that the consideration for the issuance and sale of the Preferred Stock is in an amount that is not less than the par value of the Preferred Stock.
     On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:
     1. The Common Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and non-assessable, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplements required by applicable laws have been delivered and filed as required by such laws; (ii) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Common Stock do not violate any applicable law, are in conformity with the Company’s then operative certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”), do not result in a default under or breach of any agreement or instrument binding upon the Company, and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent and registrar therefor, and duly delivered to the purchasers thereof against payment therefor.
     2. The Preferred Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and non-assessable, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplements required by applicable laws have been delivered and filed as required by such laws; (ii) the terms and issuance of the Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company; (iii) the terms of the Preferred Stock and their issuance and sale do not violate any applicable law, are in conformity with the Certificate of Incorporation and Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company, and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (iv) the certificate(s) of corporate resolution(s) containing the designation(s) of the relative rights, preferences and privileges of the Preferred Stock shall have been duly filed with the

Oriental Financial Group Inc.
July 31, 2009

Department of State of the Commonwealth of Puerto Rico; and (v) the certificates for the Preferred Stock have been duly executed by the Company, countersigned by the transfer agent and registrar therefor, and duly delivered to the purchasers thereof against payment therefor.
     This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the laws of the Commonwealth of Puerto Rico and any applicable federal law of the United States of America in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise. We are not rendering any opinion as to compliance with any federal, state or local law, rule or regulation relating to securities, or to the sale or issuance thereof.
     We do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and any applicable federal law of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ McConnell Valdés LLC